Exhibit 1

FOR IMMEDIATE RELEASE	30 August 2011

WPP PLC (“WPP”)

Acquisition

WPP notes the press release issued by Asatsu-DK Inc (ADK), on 26 August 2011, in which ADK confirmed it’s intention to offer for sale its entire holding of shares in D.A. Consortium Inc. (DAC).

WPP confirms that it has made a non-binding offer to ADK to acquire all of ADK’s shares in DAC at a price of 36,550 Yen per share.

WPP hopes to work closely with the board of directors of ADK to agree final terms for the acquisition of those shares. Under the terms of it’s offer, WPP proposes to execute a legally binding Definitive Agreement by Friday 2nd September 2011.

IMPORTANT: The WPP’s offer is subject to contract and confirmatory due diligence and this press release is not an offer to acquire shares in DAC nor an invitation to tender shares in DAC.

WPP’s contact in relation to this press release:

Stuart Neish

Regional Director, WPP Asia Pacific

c/o J Walter Thompson Japan KK

Yebisu Garden Place Tower 30/F

4-20-3 Ebisu, Shibuya-ku. Tokyo 150-6030

Office phone: 03-3280-9506